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                                                               Exhibit 10.17

                   CONSOLIDATED PROMISSORY NOTE--FIXED PAYMENT
                              NON-INTEREST BEARING


$89,586                                                 NON-INTEREST BEARING


This note, effective as of November 1, 1998, memorializes the terms of an agreement between Elliott Broidy hereinafter "Borrower" and TomaHawk II, Inc. hereinafter "Lender".

For value received, in the amount of Eighty Nine Thousand Five Hundred and Eighty Six Dollars and no cents ($89,586), which the undersigned Borrower acknowledges receipt of, Borrower promises to pay to TomaHawk II, Inc. an Illinois Corporation the sum of ($89,586); which is due and payable without interest on November 1, 2004.

This note consolidates and replaces a note previously entered into by Borrower and Lender for the sum of $89,586, which is secured by Tomahawk Corporation stock certificates C01884 for 1,360,000 shares.

A waiver of payment or noncompliance with the due date shall not be construed as a waiver of a subsequent nonpayment or subsequent non-compliance with the terms of this note. Borrower shall also enter into a Stock Pledge and Security Agreement contemporaneously with the execution of this note. The foregoing notwithstanding, the parties agree to cooperate reasonably and in good faith to arrange a sale of that portion of the shares Secured and Pledged as is reasonably appropriate to raise funds necessary to satisfy Borrower's obligations hereunder. It is expressly understood that to the extent that Borrower is unable to satisfy this note, Lender's recourse is against the stock pledged under the Stock Security and Pledge Agreement and that there shall be no deficiency obligation of Borrower.

All payments shall be payable in lawful currency of the Unites States of America.

By:
   -----------------------------
                                                      Elliott Broidy, Borrower